Exhibit 15.5

March 17, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Genius Sports Limited (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of the Annual Report on Form 20-F of Genius Sports Limited dated March 17, 2026. We agree with the statements concerning our Firm contained therein.

/s/ WithumSmith+Brown, PC

New York, New York

Attachment

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

ITEM 16F. CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

Following a review process, the Company concluded an audit tender for the Company’s external audit provider. On October 2, 2025, the Company announced that the Audit Committee of the Company will appoint KPMG LLP (“KPMG”) as the Company’s external auditor for the fiscal year ending December 31, 2026, contingent upon the execution of an engagement letter following completion of KPMG’s client acceptance procedures and completion of WithumSmith+Brown, PC (“Withum”)’s audit of the financial statements for the fiscal year ending December 31, 2025. This change in the Company’s auditor is subject to shareholder approval at the 2026 Annual General Meeting.

During the fiscal years ended December 31, 2025 and 2024, Withum did not issue any reports on the financial statements of the Company or on the effectiveness of internal control over financial reporting that contained an adverse opinion or a disclaimer of opinion, nor was the auditor’s report of Withum qualified or modified as to uncertainty, audit scope, or accounting principles. Furthermore, during the fiscal years ended December 31, 2025 and 2024, no “disagreements,” as that term is defined in Item 16F(a)(1)(iv) of Form 20-F and the related instructions to Item 16F of Form 20-F, occurred between Withum and the Company over any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to Withum’s satisfaction would have caused it to make reference to the subject matter of the disagreement in connection with the report it issued during such period, or any “reportable event,” as that term is described in Item 16F(a)(1)(v) of Form 20-F.

The Company has provided WithumSmith+Brown, PC with a copy of the foregoing disclosure and has requested that they furnish the Company with a letter addressed to the SEC stating whether they agree with the statements contained herein and, if not, stating the respects in which they do not agree.